UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
February 9, 2010

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
1411 Broadway New York, New York 10018 (Address of principal executive offices)
(212) 642-3860 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 9, 2010, Jones Apparel Group, Inc. (the "Company") entered into (i) Amendment No. 6 to the Amended and Restated Employment Agreement with Wesley R. Card, the Company's Chief Executive Officer, (the "CEO Amendment") and (ii) Amendment No. 4 to the Amended and Restated Employment Agreement with Ira M. Dansky, the Company's Executive Vice President, General Counsel and Secretary, (the "GC Amendment" and together with the CEO Amendment, the "Amendments"). The CEO Amendment modifies the Amended and Restated Employment Agreement dated as of March 11, 2002, between the Company and Mr. Card, as amended on February 28, 2003, March 8, 2006, April 17, 2007, July 12, 2007 and July 14, 2008 (the "CEO Agreement"). The GC Amendment modifies the Amended and Restated Employment Agreement dated as of April 4, 2002, between the Company and Mr. Dansky, as amended on December 10, 2007, February 28, 2003 and July 14, 2008 (the "GC Agreement" and together with the CEO Agreement, the "Agreements").

The Amendments modify provisions in the Agreements for accelerated vesting of restricted stock and payment of a bonus upon termination of the executive's employment under certain circumstances, in order to ensure that such compensation payable to Mr. Card or Mr. Dansky upon those termination events meets the criteria for tax deductibility under Section 162(m) of the Internal Revenue Code and recent Internal Revenue Service rulings thereunder. The Amendments provide that with respect to shares of the Company's common stock subject to vesting requirements ("Restricted Shares") granted on or after January 1, 2010 which are intended to satisfy the requirements for "qualified performance-based compensation" (within the meaning of Treasury Regulation Section 1.162-27(e)), in the event of termination of the executive's employment by the Company without "cause" (as defined in the Agreements) or by the executive for "good reason" (as defined in the Agreements) or in the event of the executive's "retirement" (as defined in the Agreements), the Restricted Shares will vest and be free of restrictions solely based on the extent to which performance goals for the applicable performance period are satisfied. The Amendments further provide that the bonus payable upon termination by the Company without "cause" or by the executive for "good reason" will be the actual bonus earned for the calendar year in which termination occurs, based solely on the extent to which performance goals for such calendar year are satisfied, prorated for the portion of the year preceding termination. Prior to the Amendments, the Agreements provided that the amount of the bonus payable upon such termination events would be a fixed percentage of the executive's annual salary (100% in the case of Mr. Card and 75% in the case of Mr. Dansky), rather than the actual bonus earned for that year, prorated for the portion of the year preceding termination.

Additionally, in connection with the previously-announced appointment of Richard Dickson as President and Chief Executive Officer-Branded Businesses of the Company, the CEO Amendment revised the references to Mr. Card's title in the CEO Agreement from President and Chief Executive Officer to Chief Executive Officer and thereby removed a reduction in title and status as President of the Company from the definition of "good reason" under the CEO Agreement.

Except as modified by the Amendments, all of the provisions of the Agreements remain in full force and effect.

The foregoing summary of the Amendments is qualified in its entirety by reference to the Amendments, which are filed as Exhibit 10.1 and Exhibit 10.2 hereto and incorporated herein by reference.

As consideration for Mr. Card's and Mr. Dansky's agreements to modify the provisions under the Agreements governing accelerated vesting of restricted stock and payment of a bonus upon certain events of termination as described above, the Compensation Committee of the Company's Board of Directors approved a grant of 75,000 Restricted Shares to Mr. Card and a grant of 25,000 Restricted Shares to Mr. Dansky under the Company's 2009 Long Term Incentive Plan. Such Restricted Shares will vest on the second business day following the Company's public announcement of financial results for the fourth fiscal quarter of 2011.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Amendment No. 6 dated as of February 9, 2010 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card.+
10.2	Amendment No. 4 dated as of February 9, 2010 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Ira M. Dansky.+

______________

+	Management contract or compensatory plan or arrangement.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Ira M. Dansky Ira M. Dansky Executive Vice President, General Counsel and Secretary

 Date: February 16, 2010

Exhibit Index

Exhibit No.	Description
10.1	Amendment No. 6 dated as of February 9, 2010 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Wesley R. Card.+
10.2	Amendment No. 4 dated as of February 9, 2010 to the Amended and Restated Employment Agreement between Jones Apparel Group, Inc. and Ira M. Dansky.+

______________

+	Management contract or compensatory plan or arrangement.

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